EXHIBIT 21

LIST OF SUBSIDIARIES OF REGISTRANT

ENTITY	RELATIONSHIP TO REGISTRANT	REGISTRANT’S OWNERSHIP PERCENTAGE
JBSS Real Estate, LLC An Illinois limited liability company	Subsidiary	100%
JBSS Ventures, LLC An Illinois limited liability company	Subsidiary	100%